Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We have issued our reports dated February 28, 2014, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of NorthStar Realty Finance Corp., which are included in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
June 12, 2014